Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, Treasurer
(410) 568-1500

SINCLAIR TO PURCHASE WTVR-TV AND SELL WRLH-TV IN RICHMOND-PETERSBURG, VA

BALTIMORE (June 24, 2008) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it has agreed to buy the assets of WTVR-TV (CBS 6) in the Richmond-Petersburg, Virginia market from Raycom Media, Inc. for $85.0 million and simultaneously sell the license assets of WRLH-TV (FOX 35) to Carma Broadcasting, LLC.  Following the sale of WRLH, Sinclair will continue to provide sales and other non-programming related services to WRLH.  The transactions are subject to the Federal Communications Commission’s (FCC) approval and are expected to close late in the third quarter 2008.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, will own and operate, program or provide sales services to 58 television stations (59 stations after the announced purchase) in 35 markets after the sale.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements regarding, among other things, future results and future valuations of stations.  When used in this press release, the words “believes,” “expects,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including changes in broadcast regulations, court rulings, valuations of broadcast properties, and the other risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.